Exhibit 99.1
ADM Reports Third Quarter 2025 Results

Third quarter earnings supported by strong business execution and advancement of self-help agenda
Robust cash flow supported by portfolio optimization and continued working capital improvement
Revised guidance for full-year 2025 based on current biofuel demand environment
Expectations of clarity on biofuel policy and global trade evolution underpin constructive outlook for 2026

CHICAGO, November 4, 2025—ADM (NYSE: ADM) today reported financial results for the quarter ended September 30, 2025.

Key Takeaways:
•Third quarter earnings of $108 million, with adjusted net earnings1 of $448 million
•Third quarter EPS2 of $0.22, with adjusted EPS1,2 of $0.92
•Year-to-date cash flows provided by operating activities were $5.8 billion, with cash flows from operations before working capital1,3 of $2.1 billion

Outlook4:
•Outlook based on performance throughout first nine months of 2025 and current expectations with respect to the timing of anticipated benefits from favorable biofuel policy and global trade evolution
•Revised previously provided adjusted EPS1,2 guidance for full-year 2025 to $3.25 - $3.50 per share from approximately $4.00 per share

“During the third quarter, we made solid progress in areas within our control, as we navigated a highly dynamic global environment. We advanced our portfolio optimization initiatives, accomplished cost savings through targeted streamlining, efficiently ran our plants, and generated robust cash flow,” said Chair of the Board and CEO Juan Luciano.

“In AS&O, we achieved several volume records and sharpened our inventory management, both contributing to our overall cash flow. In Carbohydrate Solutions, we delivered another sequentially steady quarter, with uplift from improved ethanol margins. In Nutrition, we achieved sequential growth in operating profit, with record revenue achieved in Flavors North America.

Looking forward, we expect biofuel policy clarity and trade policy evolution to provide demand signals for our industry. However, based on the environment since our last earnings call, we are revising our 2025 full-year expectations primarily to reflect lower crush margins. We are a company built to endure cycles, and our asset network, combined with our skilled workforce, will remain a source of reliable strength for our farmers, customers, partners and investors.”
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1 Non-GAAP financial measures; see pages 7-8 and 14-17 for explanations and reconciliations.
2 All references in this document to earnings per share (EPS) and adjusted earnings per share reflect EPS on a diluted basis.
3 Cash flows from operations before working capital is a Non-GAAP financial measure and is cash flows provided by operating activities of $5.8 billion, adjusted for changes in operating assets and liabilities of $3.7 billion for year-to-date of 2025.
4 Forecasted GAAP Earnings Reconciliation: ADM is not presenting forecasted GAAP earnings per diluted share or a quantitative reconciliation to forecasted adjusted earnings per share in reliance on the unreasonable efforts exemption provided under Item 10(e)(1)(i)(B) of Regulation S-K. ADM is unable to predict with reasonable certainty and without unreasonable effort the impact of any impairment and timing of restructuring-related and other charges, along with acquisition-related expenses and the outcome of certain
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regulatory, legal and tax matters, as well as other potential reconciling items. The financial impact of these items is uncertain and is dependent on various factors, including timing, and could be material to our Consolidated Statements of Earnings.

Third Quarter and Year-To-Date 2025 Results

3Q 2025 Results Overview
($ in millions except per share amounts)
	GAAP Measures
	Earnings Before Income Taxes	EPS[2] (as reported)
3Q 2025	$147	$0.22
Percent change vs. 3Q 2024	36%	NM3
	Non-GAAP Measures
	Total Segment Operating Profit[1]	Adjusted EPS[1,2]
3Q 2025	$845	$0.92
Percent change vs. 3Q 2024	(19)%	(16)%

YTD 2025 Results Overview
($ in millions except per share amounts)
	GAAP Measures
	Earnings Before Income Taxes	EPS[2] (as reported)
YTD 2025	$779	$1.29
Percent change vs. YTD 2024	(51)%	(48)%
	Non-GAAP Measures
	Total Segment Operating Profit[1]	Adjusted EPS[1,2]
YTD 2025	$2,422	$2.56
Percent change vs. YTD 2024	(23)%	(29)%

1 Non-GAAP financial measures; see pages 7-8 and 14-17 for explanations and reconciliations.
2 All references in this document to earnings per share (EPS) and adjusted earnings per share reflect EPS on a diluted basis.
3 NM: Not Meaningful. Percentage increases above 200% or when one period includes income and other period includes loss are considered not meaningful. In 3Q24, earnings before income taxes were $108 million and EPS was $0.04.

Summary of Third Quarter 2025 and Year-to-Date

For the third quarter ended September 30, 2025, earnings before income taxes were $147 million, as compared to prior year quarter of $108 million. EPS2 on a GAAP basis was $0.22, as compared to prior year quarter of $0.04. Adjusted EPS1,2 was $0.92, down 16% versus the prior year quarter of $1.09.

Total segment operating profit1 was $845 million, down 19% versus the prior year quarter. This excludes specified items of $220 million, which were primarily comprised of portfolio optimization and impairment charges, as well as ADM’s portion of a penalty imposed on Wilmar International Limited (“Wilmar”), a company in which ADM has an equity investment.

Earnings before income taxes were $779 million year-to-date in 2025, down 51% versus the prior year period. EPS2 on a GAAP basis was $1.29, down 48% versus the prior year period, and adjusted EPS1,2 was $2.56, down 29% versus the prior year period. Total segment operating profit1 was $2,422 million year-to-date in 2025, down 23% versus the prior year period.

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Q3 2025 Segment Overview
($ in millions)	3Q 2025	3Q 2024	% Change
Total Segment Operating Profit[1]	$845	$1,037	(19)%
Segment Operating Profit:
Ag Services & Oilseeds	379	480	(21)%
Carbohydrate Solutions	336	452	(26)%
Nutrition	130	105	24%

YTD 2025 Segment Overview
($ in millions)	YTD 2025	YTD 2024	% Change
Total Segment Operating Profit[1]	$2,422	$3,158	(23)%
Segment Operating Profit:
Ag Services & Oilseeds	1,170	1,803	(35)%
Carbohydrate Solutions	912	1,057	(14)%
Nutrition	340	298	14%

1 Non-GAAP financial measures; see pages 7-8 and 14-17 for explanations and reconciliations.
2 All references in this document to earnings per share (EPS) and adjusted earnings per share reflect EPS on a diluted basis.

Agriculture Services and Oilseeds Summary (AS&O)

AS&O segment operating profit was $379 million during the third quarter of 2025, down 21% compared to the prior year quarter.

Ag Services subsegment operating profit was 78% higher versus the prior year quarter, driven primarily by higher export activity in North America. In addition, results for South America improved as the prior year quarter was negatively impacted by higher costs related to industry-wide logistics take-or-pay contracts. There were approximately $4 million of net positive mark-to-market timing impacts during the quarter, compared to approximately $50 million of net negative impacts in the prior year quarter.

Crushing subsegment operating profit was 93% lower versus the prior year quarter, driven by lower margins as a result of muted demand due to the deferral of U.S. biofuel policy and challenges with international trade flows. The company has focused on optimizing its operations, and as a result, global crush volumes increased by 2.6% sequentially and 2.2% as compared to the prior year quarter. There were approximately $41 million of net positive mark-to-market timing impacts during the quarter, compared to approximately zero of net impacts in the prior year quarter. Additionally, the prior year quarter benefited from $24 million of insurance proceeds.

Refined Products and Other subsegment operating profit was 3% lower versus the prior year quarter, primarily due to biodiesel and refining margins being negatively impacted by deferred biofuel policy, which has restrained North American demand. There were approximately $8 million of net negative mark-to-market timing impacts during the quarter, compared to approximately $20 million of net negative impacts in the prior year quarter.

Equity earnings from the company’s investment in Wilmar were approximately 10% lower versus the prior year quarter and exclude the $163 million penalty charge, which has been treated as a specified item.

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3Q 2025 AS&O Overview
($ in millions)	3Q 2025	3Q 2024	% Change
Segment Operating Profit	$379	$480	(21)%
Ag Services	190	107	78%
Crushing	13	187	(93)%
Refined Products and Other	120	124	(3)%
Wilmar	56	62	(10)%

YTD 2025 AS&O Overview
($ in millions)	YTD 2025	YTD 2024	% Change
Segment Operating Profit	$1,170	$1,803	(35)%
Ag Services	462	461	—%
Crushing	93	632	(85)%
Refined Products and Other	410	431	(5)%
Wilmar	205	279	(27)%

Carbohydrate Solutions Summary

Carbohydrate Solutions segment operating profit was $336 million during the third quarter of 2025, down 26% compared to the prior year quarter.

Starches and Sweeteners (S&S) subsegment operating profit decreased by 36% versus the prior year quarter, primarily due to lower global S&S demand, which impacted both volumes and margins. S&S margins continued to be impacted by persisting higher corn costs in EMEA related to corn quality issues. Global wheat milling margins and volumes were fairly stable relative to the prior year quarter. Additionally, the prior year quarter benefited from $47 million of insurance proceeds.

Vantage Corn Processors subsegment operating profit increased by $46 million versus the prior year quarter. Strong export flows during the quarter, coupled with industry inventory dropping as a result of plant downtime related to annual maintenance programs, supported elevated pricing.

3Q 2025 Carbohydrate Solutions Overview
($ in millions)	3Q 2025	3Q 2024	% Change[1]
Segment Operating Profit	$336	$452	(26)%
Starches and Sweeteners	293	455	(36)%
Vantage Corn Processors	43	(3)	NM

YTD 2025 Carbohydrate Solutions Overview
($ in millions)	YTD 2025	YTD 2024	% Change[1]
Segment Operating Profit	$912	$1,057	(14)%
Starches and Sweeteners	804	1,039	(23)%
Vantage Corn Processors	108	18	NM

1 NM: Not Meaningful. Percentage increases above 200% or when one period includes income and other period includes loss are considered not meaningful

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Nutrition Summary

Nutrition segment operating profit was $130 million during the third quarter of 2025, a 24% increase compared to the prior year quarter.

Human Nutrition subsegment operating profit was 12% higher versus the prior year quarter. In Flavors, operating profit increased, driven largely by higher margins, primarily in North America. In Health & Wellness, operating profit was higher due to increased demand in biotics.

Animal Nutrition subsegment operating profit was up 79% versus the prior year quarter, driven by improved margins as a result of focusing on higher-margin product lines and on-going portfolio streamlining and cost optimization efforts.

3Q 2025 Nutrition Overview
($ in millions)	3Q 2025	3Q 2024	% Change[1]
Segment Operating Profit	$130	$105	24%
Human Nutrition	96	86	12%
Animal Nutrition	34	19	79%

YTD 2025 Nutrition Overview
($ in millions)	YTD 2025	YTD 2024	% Change[1]
Segment Operating Profit	$340	$298	14%
Human Nutrition	263	265	(1)%
Animal Nutrition	77	33	133%

1 NM: Not Meaningful. Percentage increases above 200% or when one period includes income and other period includes loss are considered not meaningful

Corporate and Other Business Summary

For the third quarter of 2025, Corporate and Other Business achieved lower costs versus the prior year quarter, driven by both lower net interest expense and select corporate function costs. This excludes specified items of $174 million related to an impairment charge for previously capitalized software costs.
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Conference Call Information

ADM will host a webcast today, November 4, 2025, at 7:30 a.m. Central Time to discuss financial results and outlook. To listen to the webcast, go to www.adm.com/webcast. A replay of the webcast will also be available for an extended period of time at www.adm.com/webcast.

About ADM

ADM unlocks the power of nature to enrich the quality of life. We’re an essential global agricultural supply chain manager and processor, providing food security by connecting local needs with global capabilities. We’re a premier human and animal nutrition provider, offering one of the industry’s broadest portfolios of ingredients and solutions from nature. We’re a trailblazer in health and well-being, with an industry-leading range of products for consumers looking for new ways to live healthier lives. We’re a cutting-edge innovator, guiding the way to a future of new bio-based consumer and industrial solutions. And we're leading in business-driven sustainability efforts that support a strong agricultural sector, resilient supply chains, and a vast and growing bioeconomy. Around the globe, our expertise and innovation are meeting critical needs from harvest to home. Learn more at www.adm.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than statements of historical or current fact included in this release, are forward-looking statements. You can identify forward-looking statements by the fact they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “outlook,” “will,” “should,” “can have,” “likely,” “forecasted,” “goals,” “guidance,” “objectives,” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. For example, all statements the Company makes relating to its 2025 outlook as well as other future results and operations, growth opportunities, operational improvements, changes to the margin environment, future demand, policy changes, global trade clarity and pending litigation and investigations are forward-looking statements. All forward-looking statements are subject to significant risks, uncertainties and changes in circumstances that could cause actual results and outcomes to differ materially from those expressed or implied in the forward-looking statements, including, without limitation, (1) operational risks related to equipment failure, natural disasters, epidemics, pandemics, severe weather conditions, accidents, explosions, fires, cybersecurity incidents or other unexpected outages; (2) risks related to the availability and prices of agricultural commodities, agricultural commodity products, other raw materials and energy, including impacts from factors outside the Company’s control such as changes in market conditions, weather conditions, crop disease, plantings, climate change, competition and changes in global demand; (3) risks related to compliance with, and changes in, government programs, policies, laws, and regulations, including trade policies, tariffs, the U.S. federal government shutdown, sustainability regulatory compliance and reporting requirements, environmental regulations, tax laws and regulations, financial market regulations and biofuels policies and rules; (4) risks related to international conflicts, acts of terrorism or war, sanctions, maritime piracy and other geopolitical events or economic disruptions; (5) the outcome of pending, threatened and future legal proceedings, investigations and other contingencies, including the previously disclosed ongoing government investigations by the United States Securities and Exchange Commission and the Department of Justice; (6) risks and uncertainties relating to acquisitions, equity investments, joint ventures, integrations, divestitures, and other transactions; and (7) other risks, assumptions and uncertainties that are described in Item 1A, "Risk Factors" included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, as may be updated in subsequent Quarterly Reports on Form 10-Q. For these statements, the Company claims the protection of the safe harbor for forward-looking statements in the Private Securities Litigation Reform Act. Accordingly, you are
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cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Except to the extent required by law, ADM does not undertake, and expressly disclaims, any duty or obligation to update publicly any forward-looking statement after the date of this announcement, whether as a result of new information, future events, changes in assumptions or otherwise.

Non-GAAP Financial Measures

The Company uses certain “Non-GAAP” financial measures as defined by the Securities and Exchange Commission. These are measures of performance not defined by accounting principles generally accepted in the United States (GAAP), and should be considered in addition to, not in lieu of, GAAP reported measures. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in this press release.

Adjusted net earnings and Adjusted earnings per share (EPS). Adjusted net earnings reflects ADM’s reported net earnings after removal of the effect on net earnings of specified items as more fully described in the reconciliation tables below. Adjusted EPS reflects ADM’s diluted EPS after removal of the effect on EPS as reported of specified items as more fully described in the reconciliation tables below. Management believes that Adjusted net earnings and Adjusted EPS are useful measures of ADM’s performance because they provide investors additional information about ADM’s operations allowing better evaluation of underlying business performance and better period-to-period comparability. These non-GAAP financial measures are not intended to replace or be alternatives to net earnings and EPS as reported, the most directly comparable GAAP financial measures, or any other measures of operating results under GAAP. Earnings amounts described above have been divided by the company’s diluted shares outstanding for each respective period in order to arrive at an adjusted EPS amount for each specified item.

Total segment operating profit. Total segment operating profit is ADM’s consolidated earnings before income taxes adjusted for Other Business, Corporate, and specified items as more fully described in the reconciliation tables below. Management believes that total segment operating profit is a useful measure of ADM’s performance because it provides investors information about ADM’s reportable segment performance excluding Other Business, Corporate overhead costs as well as specified items. Total segment operating profit is not a measure of consolidated operating results under GAAP and should not be considered an alternative to earnings before income taxes, the most directly comparable GAAP financial measure, or any other measure of consolidated operating results under GAAP.

Adjusted Return on Invested Capital (ROIC). Adjusted ROIC is Adjusted ROIC earnings divided by adjusted invested capital. Adjusted ROIC earnings is ADM’s net earnings adjusted for the after-tax effects of interest expense on borrowings and specified items. Adjusted invested capital is the sum of ADM’s equity (excluding redeemable and non-redeemable non-controlling interests) and interest-bearing liabilities (which totals invested capital), adjusted for specified items. Management believes Adjusted ROIC is a useful financial measure because it provides investors information about ADM’s returns excluding the impacts of specified items and increases period-to-period comparability of underlying business performance. Management uses Adjusted ROIC to measure ADM’s performance by comparing Adjusted ROIC to its weighted average cost of capital (WACC). Adjusted ROIC, Adjusted ROIC earnings and Adjusted invested capital are non-GAAP financial measures and are not intended to replace or be alternatives to GAAP financial measures.

EBITDA is defined as earnings before interest on borrowings, taxes, depreciation and amortization. Adjusted EBITDA is defined as earnings before interest on borrowings, taxes, depreciation, and amortization, adjusted for specified items. The Company calculates Adjusted EBITDA by removing the
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impact of specified items and adding back the amounts of income tax expense, interest expense on borrowings, and depreciation and amortization to net earnings. Management believes that EBITDA and Adjusted EBITDA are useful measures of the Company’s performance because they provide investors additional information about the Company’s operations allowing better evaluation of underlying business performance and better period-to-period comparability. EBITDA and Adjusted EBITDA are non-GAAP financial measures and are not intended to replace or be an alternative to net earnings, the most directly comparable GAAP financial measure.

Cash flows from operations before working capital is defined as cash flows from operating activities adjusted for changes in operating assets and liabilities as presented in the Company’s consolidated statement of cash flows. Management believes that cash flows from operations before working capital is a useful measure of the Company’s cash generation. Cash flows from operations before working capital is a non-GAAP financial measure and is not intended to replace or be an alternative to cash from operating activities, the most directly comparable GAAP financial measure.

Media Contact
Brett Lutz
media@adm.com

Investor Relations
Kate Walsh
Kathryn.Walsh@adm.com

Financial Tables Follow

Source: Corporate Release
Source: ADM
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Segment Operating Profit and Corporate Results
(unaudited)

	Quarter ended			Nine months ended
	September 30,			September 30,
(In millions)	2025	2024	Change	2025	2024	Change

Segment Operating Profit
Ag Services and Oilseeds	$379	$480	$(101)	$1,170	$1,803	$(633)
Ag Services	190	107	83	462	461	1
Crushing	13	187	(174)	93	632	(539)
Refined Products and Other	120	124	(4)	410	431	(21)
Wilmar	56	62	(6)	205	279	(74)

Carbohydrate Solutions	$336	$452	$(116)	$912	$1,057	$(145)
Starches and Sweeteners	293	455	(162)	804	1,039	(235)
Vantage Corn Processors	43	(3)	46	108	18	90

Nutrition	$130	$105	$25	$340	$298	$42
Human Nutrition	96	86	10	263	265	(2)
Animal Nutrition	34	19	15	77	33	44

Corporate Results	$(532)	$(409)	$(123)	$(1,472)	$(1,254)	$(218)

Interest expense - net	(98)	(113)	15	(311)	(351)	40
Unallocated corporate function costs	(265)	(306)	41	(912)	(903)	(9)
Other income - net	5	10	(5)	29	16	13
Specified items:
Expenses related to acquisitions	—	—	—	—	(4)	4
Revaluation losses, including impairment, and restructuring charges	(174)	—	(174)	(278)	(12)	(266)

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Consolidated Statements of Earnings
(unaudited)

	Quarter ended		Nine months ended
	September 30,		September 30,
	2025	2024	2025	2024
	(in millions, except per share amounts)

Revenues	$20,372	$19,937	$61,713	$64,032
Cost of products sold	19,102	18,572	57,893	59,612
Gross Profit	1,270	1,365	3,820	4,420
Selling, general, and administrative expenses	873	905	2,716	2,763
Asset impairment, exit, and restructuring costs	246	507	421	532
Equity in loss (earnings) of unconsolidated affiliates	41	(134)	(237)	(498)
Interest and investment (income) expense	(121)	(137)	(189)	(400)
Interest expense	153	174	470	527
Other (income) - net	(69)	(58)	(140)	(92)
Earnings Before Income Taxes	147	108	779	1,588
Income tax expense	37	90	160	370
Net Earnings Including Non-controlling Interests	110	18	619	1,218

Less: Net earnings (loss) attributable to non-controlling interests	2	—	(3)	(15)
Net Earnings Attributable to ADM	$108	$18	$622	$1,233

Diluted earnings per common share	$0.22	$0.04	$1.29	$2.48

Average number of diluted shares outstanding	484	483	484	497

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Summary of Financial Condition
(unaudited)

	September 30, 2025	September 30, 2024
	(in millions)
Net Investment In
Cash and cash equivalents	$1,235	$784
Operating working capital	7,176	9,297
Property, plant, and equipment	11,092	10,828
Investments in affiliates	5,205	5,142
Goodwill and other intangibles	6,807	6,999
Other non-current assets	2,382	2,604
	$33,897	$35,654
Financed By
Short-term debt	$246	$1,733
Long-term debt, including current maturities	7,610	8,303
Deferred liabilities	3,289	3,351
Temporary equity	250	283
Shareholders’ equity	22,502	21,984
	$33,897	$35,654

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Summary of Cash Flows
(unaudited)

	Nine months ended
	September 30
	2025	2024
	(in millions)
Cash flows from operating activities
Net earnings including non-controlling interests	$619	$1,218
Depreciation and amortization	874	854
Asset impairment charges	337	517
Loss on asset sales / investment revaluation, net	103	9
Other – net	154	(257)
Other changes in operating assets and liabilities	3,678	127
Net cash provided by operating activities (1)	5,765	2,468

Cash flows from investing activities
Capital expenditures	(892)	(1,071)
Net assets of businesses acquired	(108)	(936)
Proceeds from sales of assets	78	31
Purchases of marketable securities	(11)	—
Proceeds from sales of marketable securities	276	—
Other – net	13	(26)
Net cash used in investing activities	(644)	(2,002)

Cash flows from financing activities
Long-term debt payments	(763)	(1)
Net (repayments) borrowings under lines of credit agreements	(1,666)	1,627
Share repurchases, net of tax	—	(2,327)
Cash dividends	(743)	(744)
Acquisition of non-controlling interest	(4)	—
Other – net	(21)	(20)
Net cash used in financing activities	(3,197)	(1,465)
Effect of exchange rate on cash, cash equivalents, restricted cash, and restricted cash equivalents	27	6
Net increase (decrease) in cash, cash equivalents, restricted cash, and restricted cash equivalents	1,951	(993)
Cash, cash equivalents, restricted cash, and restricted cash equivalents - beginning of period	3,924	5,390
Cash, cash equivalents, restricted cash, and restricted cash equivalents - end of period	$5,875	$4,397

1 Cash flows from operations before working capital is a Non-GAAP financial measure and is cash flows provided by operating activities of $5.8 billion, adjusted for changes in working capital of $3.7 billion for year-to-date 2025, and cash flows provided by operating activities of $2.5 billion, adjusted for changes in working capital of $127 million for year-to-date 2024.
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Segment Operating Analysis
(unaudited)

	Quarter ended		Nine months ended
	September 30,		September 30,
	2025	2024	2025	2024
	(in ‘000s metric tons)
Certain processed volumes (by commodity)
Oilseeds	8,803	8,410	26,944	26,669
Corn	4,666	4,943	13,861	13,833

	Quarter ended		Nine months ended
	September 30,		September 30,
	2025	2024	2025	2024
	(in millions)
Revenues
Ag Services and Oilseeds	$15,613	$15,089	$47,557	$49,642
Carbohydrate Solutions	2,734	2,908	8,096	8,484
Nutrition	1,916	1,831	5,726	5,575
Total Segment Revenues	20,263	19,828	61,379	63,701
Other Business	109	109	334	331
Total Revenues	$20,372	$19,937	$61,713	$64,032

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Total Segment Operating Profit
A Non-GAAP financial measure
(unaudited)

	Quarter ended			Nine months ended
	September 30			September 30
(In millions)	2025	2024	Change	2025	2024	Change

Earnings before income taxes	$147	$108	$39	$779	$1,588	$(809)
Other Business (earnings) loss	(55)	17	(72)	(245)	(200)	(45)
Corporate	532	409	123	1,472	1,254	218
Specified items:
(Gain) on sales of assets and businesses	(31)	(1)	(30)	(39)	(1)	(38)
Impairment, exit, restructuring charges, and settlement contingencies	89	504	(415)	361	517	(156)
(Gain) on contract termination	—	—	—	(69)	—	(69)
ADM's share of equity method investment penalty charge	$163	$—	$163	$163	$—	$163
Total Segment Operating Profit	$845	$1,037	$(192)	$2,422	$3,158	$(736)

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Adjusted Net Earnings and Adjusted EPS
Non-GAAP financial measures
(unaudited)

	Quarter ended September 30,				Nine months ended September 30,
	2025		2024		2025		2024
	In millions	Per share	In millions	Per share	In millions	Per share	In millions	Per share
Net earnings and reported EPS (diluted)	$108	$0.22	$18	$0.04	$622	$1.29	$1,233	$2.48
Adjustments:
(Gain) on sales of assets and businesses (a)	(24)	(0.05)	(1)	—	(30)	(0.06)	(1)	—
Impairment, exit, restructuring charges, and settlement contingencies (b)	201	0.41	500	1.03	535	1.10	523	1.06
ADM's share of equity method investment penalty charge (c)	163	0.34	—	—	163	0.34	—	—
Expenses related to acquisitions (d)	—	—	—	—	—	—	3	0.01
(Gain) on contract termination (e)	—	—	—	—	(52)	(0.11)	—	—
Certain discrete tax adjustments (f)	—	—	13	0.02	—	—	30	0.06
Total adjustments	340	0.70	512	1.05	616	1.27	555	1.13
Adjusted net earnings and adjusted diluted EPS	$448	$0.92	$530	$1.09	$1,238	$2.56	$1,788	$3.61

(a)Current quarter and YTD amounts of $31 million and $39 million ($24 million and $30 million after tax), respectively, were related to the gain from the sale of a facility and commencement of a joint venture arrangement, tax effected using the Company’s U.S. income tax rate.
(b)Current quarter and YTD charges of $261 million and $638 million pretax ($201 million and $535 million after tax), respectively, were primarily driven by impairment of long lived assets and other restructuring charges pursuant to the Company’s portfolio optimization efforts, impairment of certain investments, impairment of capitalized internal-use software, and contingent settlements, tax effected using the applicable tax rates. Prior quarter and YTD charges of $504 million and $529 million pretax ($500 million and $523 million after tax), respectively were related to the impairment of the Company's investment in Wilmar, impairment of discontinued animal nutrition trademarks, and restructuring, tax effected using the applicable tax rates.
(c)Current quarter and YTD charges of $163 million was due to the Company’s share of the penalty imposed on Wilmar.
(d)Prior YTD charges of $4 million ($3 million after tax) were related to certain acquisitions, tax effected using the Company’s U.S. income tax rate.
(e)Current YTD gains of $69 million ($52 million after tax) relate to the recognition of income due to a cancelled contract with a cost method investee, tax effected using the Company’s U.S. income tax rate.
(f)Tax expense adjustment due to certain discrete items totaling $13 million and $30 million in the prior year quarter and prior YTD, respectively.

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Return on Invested Capital (ROIC) and Adjusted ROIC
Non-GAAP financial measures
(unaudited)

Adjusted ROIC Earnings (in millions)
					Four Quarters
	Quarter Ended				Ended
	Dec. 31, 2024	Mar. 31, 2025	Jun. 30, 2025	Sep. 30, 2025	Sep. 30, 2025

Net earnings attributable to ADM	$567	$295	$219	$108	$1,189
Adjustments:
Interest expense(1)	132	116	116	106	470
Tax on interest	(36)	(28)	(28)	(25)	(117)
Total ROIC Earnings	663	383	307	189	1,542
Other adjustments, net of tax	(22)	43	233	341	595
Total Adjusted ROIC Earnings	$641	$426	$540	$530	$2,137

Adjusted Invested Capital (in millions)

	Quarter Ended				Trailing Four
	Dec. 31, 2024	Mar. 31, 2025	Jun. 30, 2025	Sep. 30, 2025	Quarter Average

Equity(2)	$22,168	$22,119	$22,430	$22,494	$22,303
Interest-bearing liabilities(3)	10,180	11,088	9,252	7,956	9,619
Total Invested Capital	32,348	33,207	31,682	30,450	31,922
Other adjustments, net of tax	(22)	43	233	341	149
Total Adjusted Invested Capital	$32,326	$33,250	$31,915	$30,791	$32,071

Return on Invested Capital					4.8%
Adjusted Return on Invested Capital					6.7%

(1) Represents interest expense on borrowings and therefore excludes ADM Investor Services related interest expense
(2) Excludes non-controlling interests
(3) Includes short-term debt, long term debt and finance lease obligations

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Earnings Before Interest, Taxes, and Depreciation and Amortization (EBITDA) and Adjusted EBITDA
Non-GAAP financial measures
(unaudited)

					Four Quarters	Four Quarters
	Quarter Ended				Ended	Ended
	Dec. 31, 2024	Mar. 31, 2025	Jun. 30, 2025	Sep. 30, 2025	Sep. 30, 2025	Sep. 30, 2024
			(in millions)
Net earnings	$567	$295	$219	$108	$1,189	$1,798
Net (loss) earnings attributable to non-controlling interests	(6)	(3)	(2)	2	(9)	(38)
Income tax expense	106	61	62	37	266	563
Interest expense(1)	132	116	116	106	470	483
Depreciation and amortization(2)	287	284	286	295	1,152	1,131
EBITDA	1,086	753	681	548	3,068	3,937
(Gain) on sales of assets and businesses	(10)	—	(8)	(31)	(49)	(8)
Impairment, exit, restructuring charges, and settlement contingencies	(16)	54	323	261	622	701
ADM's share of equity method investment penalty charge	—	—	—	163	163
(Gain) on contract termination	—	—	(69)	—	(69)	—
Expenses related to acquisitions	3	—	—	—	3	5
Railroad maintenance expense	32	—	4	12	48	71
Adjusted EBITDA	$1,095	$807	$931	$954	$3,787	$4,706

(1) Represents interest expense on borrowings and therefore excludes ADM Investor Services related interest expense
(2) Excludes $3 million, $5 million, and $3 million of accelerated depreciation recorded within restructuring charges as a specified item for the three months ended March 31, 2025, June 30, 2025, and September 30, 2025, respectively.

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